ITEM 77M: Mergers

Morgan Stanley American Opportunities Fund

		On June 19, 2002, at a Special Meeting of
Shareholders of Morgan Stanley Capital Growth Securities
("Capital Growth"), Shareholders of Capital Growth approved an Agreement and Plan of Reorganization (the
"Reorganization Agreement") between Capital Growth and
Morgan Stanley American Opportunities Fund ("American
Opportunities"), pursuant to which substantially all of the assets of Capital Growth would be combined with those of American Opportunities and shareholders of Capital Growth would become shareholders of American Opportunities receiving shares of American Opportunities with a value equal to the value of their holdings in Capital Growth (the
"Reorganization"). The Reorganization Agreement was unanimously approved by the Board of Trustees on January
24, 2002.

		On July 15, 2002, the Reorganization Plan between
Capital Growth and American Opportunities was completed according to the terms set forth in the Reorganization
Agreement.

Paraleg\NSARs\Item 77M amop